Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-16801 and 333-43231) of Continucare Corporation and in the related Prospectuses, and the Registration Statements (Form S-8 Nos. 333-44431and 333-61246) pertaining to the Continucare Corporation Amended and Restated 1995 Stock Option Plan, of our report dated September 6, 2002 (except Note 12, as to which the date is September 23, 2002) with respect to the consolidated financial statements of Continucare Corporation included in this Annual Report (Form 10-K) for the year ended June 30, 2002.

/s/ Ernst & Young LLP

Miami, Florida
September 25, 2002

1